POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each whose name appears below nominates, constitutes and appoints each of R. Joseph Dougherty and M. Jason Blackburn (with full power to each of them to act alone) his true and lawful attorney-in-fact and agent, for him and on his behalf and in his place and stead in any and all capacities, to make, execute and sign all amendments and supplements to the Registration Statement on Form N-1A under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, of HIGHLAND FUNDS I (the “Trust”), and to file with the Securities and Exchange Commission, and any other regulatory authority having jurisdiction over the offer and sale of shares beneficial interest, par value $.001 per share, of the Trust, and any and all amendments and supplements to such Registration Statement, and any and all exhibits and other documents requisite in connection therewith, granting unto said attorneys and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as the undersigned officers and Trustees themselves might or could do.

IN WITNESS WHEREOF, the undersigned officers and Trustees have hereunto set their hands this 3rd day of March 2006.

/s/ M. JASON BLACKBURN	/s/ JAMES D. DONDERO

M. Jason Blackburn	James D. Dondero
Chief Financial Officer,	Chief Executive Officer
(Principal Accounting Officer)	and President
and Secretary

/s/ R. JOSEPH DOUGHERTY	/s/ TIMOTHY K. HUI

R. Joseph Dougherty	Timothy K. Hui
Trustee	Trustee

/s/ SCOTT F. KAVANAUGH	/s/ JAMES F. LEARY

Scott F. Kavanaugh	James F. Leary
Trustee	Trustee

/s/ BRYAN A. WARD

Bryan A. Ward
Trustee